Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2019

Company Reports Solid Gross Margin Performance and Increases Full Year Gross Margin Estimates

BEVERLY, Mass. — August 6, 2019—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2019.

The Company reported second quarter revenue of $74.3 million, compared to $91.5 million for the first quarter of 2019. Operating profit for the quarter was $2.0 million, compared to $7.1 million for the first quarter. Net income for the quarter was $0.6 million, or $0.02 per diluted share, compared to net income for the first quarter of $6.1 million, or $0.18 per diluted share. Gross margin for the quarter was 42.7%, compared to 41.0% in the first quarter. Cash, cash equivalents and restricted cash were $143.2 million on June 30, 2019, compared to $170.0 million on March 31, 2019.

President and CEO Mary Puma commented, “We remain committed to managing for profitability and preparing for the upturn. We are focused on revenue growth through investments in innovative technology for Purion product line extensions targeting new market segments.” Puma continued, “These new Purion products are designed to create a sustainable competitive differentiation to support our customers’ technology and manufacturing needs. These Purion products will fuel our growth when the market recovers.”

Executive Vice President and CFO Kevin Brewer noted, “I am pleased with our second quarter gross margin results. Purion product extensions and margin improvement initiatives, as well as mix, are fueling strong gross margin performance, despite lower revenues. We now expect full year average gross margin to be 41.0 to 41.5%, up from 40.0 to 41.0%.

Business Outlook

For the third quarter ending September 30, 2019, Axcelis expects revenues to be in the range of $65-75 million. Gross margin in the third quarter is expected to be approximately 41%. Third quarter operating profit is forecasted to be approximately ($1.2) million to $2.0 million. Earnings per diluted share is expected to be in the range of breakeven, plus or minus $0.05.

Second Quarter 2019 Conference Call

The Company will host a call to discuss the results for the second quarter 2019 on Wednesday, August 7, 2019 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 2690958. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Product	$68,714	$112,521	$152,911	$228,543
Services	5,591	6,812	12,871	12,975
Total revenue	74,305	119,333	165,782	241,518
Cost of revenue:
Product	37,188	63,913	84,518	132,287
Services	5,368	6,420	12,009	13,075
Total cost of revenue	42,556	70,333	96,527	145,362
Gross profit	31,749	49,000	69,255	96,156
Operating expenses:
Research and development	13,720	12,553	27,405	24,786
Sales and marketing	8,436	8,912	17,354	17,323
General and administrative	7,583	8,268	15,390	16,278
Total operating expenses	29,739	29,733	60,149	58,387
Income from operations	2,010	19,267	9,106	37,769
Other (expense) income:
Interest income	845	515	1,686	925
Interest expense	(1,311)	(1,127)	(2,541)	(2,464)
Other, net	(189)	(1,016)	(362)	(1,118)
Total other expense	(655)	(1,628)	(1,217)	(2,657)
Income before income taxes	1,355	17,639	7,889	35,112
Income tax provision	799	2,970	1,271	6,528
Net income	$556	$14,669	$6,618	$28,584
Net income per share:
Basic	$0.02	$0.46	$0.20	$0.89
Diluted	$0.02	$0.43	$0.19	$0.84
Shares used in computing net income per share:
Basic weighted average common shares	32,729	32,214	32,706	32,154
Diluted weighted average common shares	33,901	33,942	34,064	34,048

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$136,340	$177,993
Short-term restricted cash	149	—
Accounts receivable, net	62,279	78,727
Inventories, net	135,141	129,000
Prepaid expenses and other current assets	11,448	11,051
Total current assets	345,357	396,771
Property, plant and equipment, net	24,326	41,149
Operating lease assets	6,431	—
Finance lease assets, net	22,563	—
Long-term restricted cash	6,675	6,909
Deferred income taxes	70,598	71,939
Other assets	41,132	31,673
Total assets	$517,082	$548,441
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,771	$35,955
Accrued compensation	7,695	19,218
Warranty	4,045	4,819
Income taxes	329	462
Deferred revenue	10,176	19,513
Current portion of finance lease obligation	108	—
Other current liabilities	7,960	5,030
Total current liabilities	52,084	84,997
Finance lease obligation	48,441	47,757
Long-term deferred revenue	3,904	3,071
Other long-term liabilities	7,187	4,279
Total liabilities	111,616	140,104
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,297 shares issued and outstanding at June 30, 2019; 32,558 shares issued and outstanding at December 31, 2018	32	33
Additional paid-in capital	556,283	565,116
Accumulated deficit	(150,642)	(157,260)
Accumulated other comprehensive (loss) income	(207)	448
Total stockholders’ equity	405,466	408,337
Total liabilities and stockholders’ equity	$517,082	$548,441